Free Writing Prospectus Filed Pursuant to Rule 433

To Prospectus dated May 30, 2013

Preliminary Prospectus Supplement dated February 12, 2016

Registration Statement File No. 333-188957

UNITED TECHNOLOGIES CORPORATION

FINAL TERM SHEET DATED FEBRUARY 12, 2016

€950,000,000 1.125% NOTES DUE 2021

€500,000,000 1.875% NOTES DUE 2026

Issuer:	United Technologies Corporation

Title:	1.125% Notes due 2021 (the “2021 Notes”) 1.875% Notes due 2026 (the “2026 Notes”)

Principal Amount:	€950,000,000 (2021 Notes) €500,000,000 (2026 Notes)

Maturity:	December 15, 2021 (2021 Notes) February 22, 2026 (2026 Notes)

Coupon:	1.125% (2021 Notes) 1.875% (2026 Notes)

Price to Public:	99.255% of face amount (2021 Notes) 98.743% of face amount (2026 Notes)

Underwriting Discount:	0.370% (2021 Notes) 0.450% (2026 Notes)

Yield to Maturity:	1.259% (2021 Notes) 2.015% (2026 Notes)

Spread to Benchmark German Government Security:	+150.7 basis points (2021 Notes) +178.1 basis points (2026 Notes)

Benchmark German Government Security:	2.000% due January, 2022 (2021 Notes) 0.500% due February, 2026 (2026 Notes)

Benchmark German Government Security Spot and Yield:	113.34; -0.248% (2021 Notes) 102.63; 0.234% (2026 Notes)

Mid-Swap Yield:	0.159% (2021 Notes) 0.615% (2026 Notes)

Spread to Mid-Swap:	+110 basis points (2021 Notes) +140 basis points (2026 Notes)

Interest Payment Dates:	Annually on December 15, commencing December 15, 2016 (2021 Notes) Annually on February 22, commencing February 22, 2017 (2026 Notes)

Interest Period:	From and including the last date on which interest was paid (or February 22, 2016 if no interest has been paid) to but excluding the next interest payment date

Payment Business Day Centers:	New York City, London, TARGET2 system days

Day Count Convention:	Actual/Actual (ICMA)

Payment Business Day Convention:	Following, Unadjusted

Make-Whole Call:	+25 basis points (prior to September 15, 2021) (2021 Notes) +30 basis points (prior to November 22, 2025) (2026 Notes)

Par Call:	On or after September 15, 2021 (2021 Notes) On or after November 22, 2025 (2026 Notes)

Proceeds, Before Expenses:	€939,407,500 (2021 Notes) €491,465,000 (2026 Notes)

Trade Date:	February 12, 2016

Settlement Date*:	February 22, 2016 (T+5)

CUSIP:	913017 CD9 (2021 Notes) 913017 CE7 (2026 Notes)

ISIN:	XS1366786983 (2021 Notes) XS1366791124 (2026 Notes)

Common Code:	136678698 (2021 Notes) 136679112 (2026 Notes)

Denominations:	€100,000 x €1,000

Ratings**:	A3/A- (Stable/Stable)

Listing:	Application will be made to list the notes on the New York Stock Exchange

Joint Book-Running Managers:	BNP Paribas
Deutsche Bank AG, London Branch
HSBC Bank plc
J.P. Morgan Securities plc

Barclays Bank PLC
Citigroup Global Markets Limited
Goldman, Sachs & Co.
Merrill Lynch International

Joint Lead Managers:	BNY Mellon Capital Markets, LLC
Mitsubishi UFJ Securities International plc
Mizuho International plc
RBC Europe Limited
UniCredit Bank AG
Wells Fargo Securities International Limited

Senior Co-Managers:	Banco Santander, S.A.
Commerzbank Aktiengesellschaft
SMBC Nikko Capital Markets Limited
Société Générale
Standard Chartered Bank
The Williams Capital Group, L.P.

€750,000,000 FLOATING RATE NOTES DUE 2018

Issuer:	United Technologies Corporation

Title:	Floating Rate Notes due 2018

Principal Amount:	€750,000,000

Maturity:	February 22, 2018

Coupon:	3-month EURIBOR plus 80 basis points

Minimum Interest Rate:	0.000% per annum

Price to Public:	100.000% of face amount

Underwriting Discount:	0.200%

Initial Interest Determination Date:	February 18, 2016

Interest Reset Dates:	Quarterly on February 22, May 22, August 22 and November 22

Initial Interest Reset Date:	February 22, 2016

Interest Payment Dates:	Quarterly on February 22, May 22, August 22 and November 22, commencing May 22, 2016

Interest Period:	From and including the interest reset date to but excluding the next succeeding interest reset date (provided that the initial interest period will be the period from and including February 22, 2016 to but excluding the first interest reset date)

Payment Business Day Centers:	New York City, London, TARGET2 system days

Day Count Convention:	Actual/360

Payment Business Day Convention:	Modified Following, Adjusted

Proceeds, Before Expenses:	€748,500,000

Trade Date:	February 12, 2016

Settlement Date*:	February 22, 2016 (T+5)

CUSIP:	913017 CC1

ISIN:	XS1366739552

Common Code:	136673955

Denominations:	€100,000 x €1,000

Ratings**:	A3/A- (Stable/Stable)

Listing:	Application will be made to list the notes on the New York Stock Exchange

Joint Book-Running Managers:	BNP Paribas
Deutsche Bank AG, London Branch
HSBC Bank plc
J.P. Morgan Securities plc

Barclays Bank PLC
Citigroup Global Markets Limited
Goldman, Sachs & Co.
Merrill Lynch International

Joint Lead Managers:	BNY Mellon Capital Markets, LLC
Mitsubishi UFJ Securities International plc
Mizuho International plc
RBC Europe Limited
UniCredit Bank AG
Wells Fargo Securities International Limited

Senior Co-Managers:	Banco Santander, S.A.
Commerzbank Aktiengesellschaft
SMBC Nikko Capital Markets Limited
Société Générale
Standard Chartered Bank
The Williams Capital Group, L.P.

*	It is expected that delivery of the notes will be made against payment therefor on or about February 22, 2016, which is five business days following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes on the date of this term sheet or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade their notes on the date of this term sheet or the next succeeding business day should consult their own advisor.
**	Note: A security rating is not a recommendation to buy, sell or hold securities. Additionally, the security rating may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.

The issuer has filed a registration statement (including a prospectus), as amended, with the SEC for the offering to which this communication relates (File No. 333-188957). Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas at 1-800-854-5674, Deutsche Bank AG, London Branch at 1-800-503-4611, HSBC Bank plc at 1-866-811-8049 or J.P. Morgan Securities plc at 44-20-7134-2468.